UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2007

Mesa Offshore Trust

(Exact name of registrant as specified in its charter)

Texas	1-8432	76-6004065
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

JPMorgan Chase Bank, N.A., Trustee
Institutional Trust Services
221 West Sixth Street,
Austin, Texas		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 852-1422

NOT APPLICABLE

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

                On September 28, 2007, JPMorgan Chase Bank, N.A., in its capacity as trustee (the “Trustee”) for Mesa Offshore Trust (the “Trust”) as the borrower, entered into a Demand Promissory Note (the “Demand Note”) with JPMorgan Chase Bank, N.A. as lender (the “Lender”), relating to demand loans that may be advanced by the Lender from time to time in the principal amount of up to $3 million.  The demand loans will bear interest at the prime rate plus 2%, provided such rate shall in no event exceed the maximum legal rate of interest permitted by applicable law.   The Demand Note evidences an extension of credit for borrowed money authorized under Section 3.07 of the Trust’s Royalty Trust Indenture, dated as of December 1, 1982 (the “Trust Indenture”).

                The Demand Note has priority with regard to payments set forth in Section 3.07 of the Trust Indenture, and the Trust will comply with Section 3.07 of the Trust Indenture with regards to distributions to its unitholders.  The Trust may prepay any outstanding principal and accrued and unpaid interest under the Demand Note, in whole or in part, at any time without penalty.

                The Lender has approved an uncommitted line of credit to the Trust in a principal amount not to exceed $3.0 million, the face amount of the Demand Note.  The execution and delivery of the Demand Note and the acceptance by the Lender of the Demand Note shall not be deemed or construed to create any contractual commitment to lend by the Lender to the Trust. The line of credit is in the form of advances made from time to time by the Lender in its sole and absolute discretion to the Trust. The Trust may borrow sums under the Demand Note, up to the principal amount of the Demand Note, until such time as Lender makes demand for payment in full of the Demand Note or until December 31, 2008, whichever is earlier, and may repay those sums at any time, at its option; provided, however, that if any sums are so repaid they may not later be reborrowed.

                The Lender may decline to fund any request by the Trust for borrowings under the Demand Note at any time in its sole discretion, for any reason whatsoever, including without limitation in the event that the Lender has reason to believe that the Trust will not be able to satisfy its obligations to repay demand loans under the Demand Note as required under the terms of the Demand Note.

                The Demand Note is secured by a pledge of the Trust Estate, as that term is defined in the Trust Indenture, including without limitation the 99.99% general partnership interest in the Mesa Offshore Royalty Partnership owned by the Mesa Offshore Trust, pursuant to a Pledge Agreement dated September 28, 2007 (the “Pledge Agreement”) executed by the Trust for the benefit of the Lender.

                Copies of the Demand Note and the Pledge Agreement are filed as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

                As described in Item 1.01, on September 28, 2007, the Trustee entered into the Demand Note and the Pledge Agreement to the Lender.  The information and summaries set forth in Item 1.01 are incorporated by reference into this Item 2.03.

                The Trustee currently expects to request the advance of demand loans under the Demand Note from time to time to meet current financial obligations of the Trust not otherwise covered by royalty income, which obligations included approximately $1.3 million of unpaid expenses as of August 31, 2007.  The Trust Indenture will prohibit the Trustee from making any distributions to unitholders until these loans are repaid in full.

Item 9.01  Financial Statements and Exhibits.

                (c)                                  Exhibits.

                Exhibit 10.1            Demand Promissory Note, dated as of September 28, 2007.

                Exhibit 10.2            Pledge Agreement, dated as of September 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Offshore Trust

By: JPMorgan Chase Bank, N.A., as Trustee
By: Bank of New York Trust Company, as attorney-in-fact

Date: October 3, 2007	By: /s/ Mike Ulrich
Mike Ulrich
Vice President

EXHIBIT INDEX

Exhibit	Description

10.1	Demand Promissory Note, dated as of September 28, 2007.
10.2	Pledge Agreement, dated as of September 28, 2007.